CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into this 1st day of October , 2006, (“Effective Date”), between OmniReliant Corporation, to include its parent, subsidiaries, affiliates, successors and assigns (“Company”), a Florida corporation, and Harrington Business Development, LLC (“Contractor”), a Florida limited liability company and collectively referred to as “Parties.”.

WITNESSETH:

WHEREAS, Company is in the business of marketing and distribution of products via all channels of distribution including but not limited to and by means of by means of direct response television programming, media and channels of distribution, including but not limited to retail, radio, catalog, Internet, Live Home Shopping, credit card stuffers, now existing or hereafter developed.

WHEREAS, Contractor is in the business of creating, producing and editing infomercials and consulting on all aspect of marketing and distribution;

WHEREAS, Company is interested in soliciting Contractor’s services and Contractor desires to enter into a binding agreement with Company, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in good and valuable consideration of the mutual covenants and promises herein contained, the parties, each intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1: SERVICES TO BE PERFORMED BY CONTRACTOR

1.01
Contractor shall serve Company by providing oversight on all aspects of business involving the marketing of the Kathy Hilton brand to include consultation on marketing, visual and audio productions and help with employee recruitment and dismissals. Such oversight shall not include the day-to-day management of Company.

1.02	Contractor shall comply with all applicable association, local, state, and federal laws, ordinances, rules, regulations and codes.

1.03	Contractor shall notify Company promptly of any existing or possible litigation, which may be brought against Contractor regarding the services provided to Company.

ARTICLE 2: COMPENSATION & TERM

2.01	Company shall pay Contractor fifteen thousand dollars ($15,000.00) per month for six months, commencing with the execution of the Agreement.

ARTICLE 3: TERM AND TERMINATION

3.01
Term. The date of commencement of this Agreement shall be on the Effective Date first set forth above. Company shall re-evaluate the performance of the Contractor at the end of the first six months and every six months thereafter at which time Parties shall mutually determine whether to extend the term of the contract. Contractor reserves the right to renew or renegotiate the terms of the Agreement or terminate at the end of every six month.

3.02	Immediate Right to Terminate. Company shall have the right to immediately terminate this Agreement by giving written notice to Contractor in the event that the Contractor does any of the following:

A.
Files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Contractor discontinues or dissolves its business.

B.
Makes any change in the current management of Contractor that, in the opinion of the Company, would substantially impair Company’s rights under this Agreement. Contractor has disclosed its current engagement as the principals of Reliant International Media, LLC and the possibility of mergers and acquisitions in the future that shall not be a cause for Company to terminate.

C.	Engages in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever.

D. In the event of any sale of a majority interest in Contractor to a third party.

3.03	Company’s right to terminate this Agreement pursuant to Section 3.02 shall not extinguish Company’s obligation to pay Contractor the compensation for the duration of the Term, six months.

3.04
Termination of Rights. On the termination of this Agreement, all obligations of the parties hereunder shall terminate, except for rights to payments accrued prior to such termination and the provisions applicable after termination.

ARTICLE 4: INDEMNIFICATION

4.01
Contractor shall release, defend, indemnify, and hold Company and its parent, affiliates, subsidiaries, officers, directors, agents, owners, employees, trustees, successors and assigns harmless with respect to any claims, actions, causes of action, damages, fines, expenses, court costs, attorney fees, liability damage or judgment suffered by Contractor or his agents, resulting from or attributable to any breach of Contractor’s or his agent’s responsibilities, representations and warranties herein and/or all negligent acts or omissions of Contractor or his agents contained herein.

4.02
Company shall indemnify Contractor against all claims resulting from any footage and contents of the footage to include but not limit to testimonials and the persons providing such testimonials or any research and information provided by Company.

4.03	These indemnification obligations shall survive termination of this Agreement.

ARTICLE 5: CONFIDENTIAL INFORMATION

5.01
Contractor recognizes that it may be necessary for Contractor to receive Confidential or Proprietary Information with regard to this Agreement. This Confidential and Proprietary Information has been compiled by the Company at great expense and over a great amount of time. The Confidential and Proprietary Information is the sole and exclusive property of the Company. In performing the services under this Agreement, Contractor may be provided or may otherwise come into the possession of proprietary information, customer databases, customer leads, customer information, product and service information, and other confidential information regarding the business and services of Company (hereinafter, the “Confidential Information”) all of which are valuable to Company or are required by law or good business practices to be held confidential. Contractor agrees to receive, hold and treat all Confidential Information received from Company as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information. Contractor agrees to only divulge Confidential Information to its employees who are required to have such knowledge in connection with the performance of their obligations under this Agreement, and Contractor shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party’s benefit. Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within Contractor’s possession prior to being furnished by or on behalf of Company, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that Contractor already possesses.

5.02	The provisions of Section 6.01 shall also apply to Company in regards to any confidential information regarding the business and services of Contractor in all aspects as set forth in Section 6.01.

5.03
Upon termination of this Agreement, Contractor shall return all copies of Confidential Information, return all original documents and publicity materials within five (5) days after this Agreement terminates.

5.04
The terms and conditions of this Agreement shall be considered Confidential Information and shall not be revealed to another party until two (2) years on or after the date of termination. Additionally, Contractor agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the Company for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of two (2) years thereafter, without prior written consent of the disclosing party. Contractor further agrees that Confidential Information shall remain the sole property of the Company and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.

ARTICLE 6: INDEPENDENT CONTRACTOR RELATIONSHIP

The parties acknowledge and agree that in performance of the services under this Agreement, Contractor is acting as an independent contractor, and all Contractor’s employees, personnel and agents are not entitled to any Company benefits, including but not limited to workers compensation. Nothing in this Agreement shall be construed or deemed to create any joint venture, partnership, agency, employer-employee or other relationship between the parties. All personnel supplied by Contractor under this Agreement are not Company’s personnel or agents, and Contractor assumes full responsibility for their acts. Contractor is not an agent of the Company and shall not enter into any agreements on behalf of the Company or bind the Company in any way. The rights and obligations of the parties shall be limited to those expressly set forth herein.

ARTICLE 7: PROPRIETARY INFORMATION

Company shall have sole and exclusive ownership of all right, title and interest in and to Company’s Proprietary Information and Materials, including any derivative works thereof, including ownership of all copyrights, trademarks, service marks, patents, and trade secrets pertaining thereto (collectively, the “Proprietary Information”). Contractor may use Company’s Confidential and Proprietary Information and Materials, subject only to the rights and privileges expressly granted by Company.

The Confidential and Proprietary Information is considered to include valuable trade secrets of Company. Recipient acknowledges that, in the event of any breach of this Agreement, Company will not have an adequate remedy in money or damages. Company therefore shall be entitled in such event to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. Company’s right to obtain such relief shall not limit its rights to obtain other remedies.

ARTICLE 8: GENERAL PROVISIONS

8.01
Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the terms and conditions of this Agreement, and contains all of the covenants and agreements between the parties with respect to same. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, except that any other written agreement dated concurrent with or after this Agreement shall be valid as between the signing parties thereto.

8.02
No Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times under this Agreement.

8.03
Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8.04
Notice.  Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if deposited in the United States mail, First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other address as may be specified in this Agreement or in writing by the parties:

If to Company:	Name:	Chris Phillips
	Address:	4902 Eisenhower Blvd., Suite 185
Tampa, FL 33634

	Telephone:	(813) 885-5998
	Facsimile:	(813) 885-5911

If to Contractor:	Name:	Tim Harrington
	Address:	11880 28 Street N.
St. Petersburg, FL 33716

	Telephone:	(727) 565-0565
	Facsimile:	(727) 565-0566

8.05 Governing Law and Attorney Fees. This Agreement shall be deemed to have been made in the State of Florida. This Agreement and all matters arising out of or otherwise relating to this Agreement shall be governed by the laws of the State of Florida. The parties hereby submit to the personal jurisdiction of the state and federal courts of the State of Florida. Exclusive venue for any litigation and all claims arising from or in connection with the subject matter of this Agreement shall be with the state and federal courts in and for Hillsborough and Pinellas Counties, Florida, which shall be decided by Company, and the parties hereby expressly waive any venue privileges which may be asserted in connection with this Agreement. In any arbitration and/or litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including attorneys’ fees incurred on appeal.

8.06 Authority to Enter Agreement. The parties warrant that they have the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which they are parties. Additionally, the parties represent and warrant that this Agreement has been authorized and approved by all necessary corporate actions.

8.07 Assignment. The rights and liabilities of this Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

8.08 Headings. All section and subsection headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement nor affect the meaning of same.

8.09 Assignment. Contractor shall not sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without the prior written consent of Company.

8.10 Survival. The parties’ rights and obligations under Articles 5, 6, 7, and 8 shall survive any expiration or earlier termination of this Agreement.

IN WITNESS THEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly authorized representatives as of the day indicated.

(Signature Page to Follow)

CONTRACTOR:

Harrington Business Development, LLC.	/s/ Tim Harrington
Tim Harrington, President
Date:

COMPANY:

OmniReliant Corporation	/s/ Chris Phillips
Chris Phillips, CEO
Date: